Exhibit 99.1

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

AmpliPhi Biosciences Reports 2016 Fourth-Quarter and Full-Year Results

and Provides Corporate Highlights

Positive clinical data and strengthened management team support continued development of novel therapies for antibiotic-resistant infections

San Diego (March 27, 2017) – AmpliPhi Biosciences Corporation (NYSE MKT: APHB), a global leader in the development of therapies for antibiotic-resistant infections using bacteriophage technology, today announced financial results for the quarter and year ended December 31, 2016.

“The growing incidence of antibiotic-resistant bacterial infections is a major health threat that is recognized by governments and health authorities around the world,” said M. Scott Salka, CEO of AmpliPhi Biosciences. “AmpliPhi and our collaborators have made significant progress in advancing the development of bacteriophage therapies for the treatment of resistant bacterial infections and we are pleased to have reported favorable results from our first two clinical trials.”

Mr. Salka added, “We also strengthened our management team, streamlined our capital structure and expanded bacteriophage-related intellectual property in major global markets. We are excited about our role as a leader in this emerging field and expect 2017 to be a highly productive year for advancing the development of these much-needed innovative therapies for patients who are not well served by currently available antibiotics.”

2016 Corporate Highlights

Program Updates

•	Reported favorable Phase 1 trial results demonstrating that AB-SA01 met the primary safety and tolerability endpoints targeting Staphylococcus aureus (S. aureus) infections in patients suffering from chronic rhinosinusitis. All patients treated with AB-SA01 showed a reduction or elimination in S. aureus bacterial load at the end of the study compared to baseline. A comparison of pre-and post-treatment endoscopic image scores showed symptomatic improvement, including reductions in mucosal edema, discharge and polyps.
•	Reported favorable Phase 1 trial results demonstrating that AB-SA01 was well-tolerated when administered topically to the intact skin of healthy adults. The trial was conducted under a Collaborative Research and Development Agreement with the U.S. Army.
•	Advanced the development of AB-PA01 targeting Pseudomonas aeruginosa (P. aeruginosa) infections in patients with cystic fibrosis. We completed development and manufacturing transfer of the four-phage cocktail in our cGMP manufacturing facility in Europe.
•	Presented in vitro and in vivo data showing that AB-PA01 was capable of killing 87.8% of 369 P. aeruginosa clinical isolates from a global population of cystic fibrosis patients at the European Congress of Clinical Microbiology and Infectious Diseases.
•	Announced a collaboration with The Westmead Institute’s Centre for Infectious Diseases and Microbiology for developing phages targeting Escherichia coli (E. coli) and Klebsiella pneumoniae (K. pneumoniae) under a grant from the Australian government.
•	Announced the presentation of in vitro and in vivo data by our collaborators at the University of Leicester demonstrating efficacy of our phage cocktail for the treatment and prevention of Clostridium difficile (C. difficile) infections at the Viruses and Microbes 2016 Conference. The study was published in the journal Frontiers in Microbiology.

Intellectual Property

•	Strengthened our portfolio of intellectual property with newly issued patents in the United States, Europe and Japan including patents covering the use of bacteriophage-based therapies to re-sensitize bacteria to antibiotics for which they previously had shown resistance.
•	Acquired bacteriophage IP assets from UK-based Novolytics Ltd. in January 2016, further broadening our IP portfolio.

Corporate

•	Strengthened our management team with the appointments of Steve Martin as Chief Financial Officer, Dr. Igor P. Bilinsky as Chief Operating Officer, and Dr. Carrie-Lynn Langlais Furr as Vice President of Regulatory Affairs and Program Management.
•	Established our Scientific Advisory Board and named Dr. Timothy K. Lu of MIT and Broad Institute as Chairman.
•	Converted all outstanding Series B Preferred stock into common stock.
•	Raised a total of $9 million from equity securities offerings in June 2016 and November 2016.
•	Received a $0.9 million tax incentive payment from the Australian tax authority in late 2016 based on incurred R&D expenses.
•	Received a Small and Medium Enterprise designation by the European Medicines Agency, conferring certain benefits for member companies such as financial support and incentives.

Fourth-Quarter 2016 Financial Highlights

•	Research and development (R&D) expenses for the fourth quarter of 2016 were $0.8 million compared to $1.2 million for the fourth quarter of 2015, with the decrease due to a higher tax incentive payment received from the Australian tax authority in the fourth quarter of 2016 compared to 2015.
•	General and administrative (G&A) expenses were $1.5 million for the fourth quarter of 2016 compared to $1.9 million for the fourth quarter of 2015, with the decrease due to lower accounting, legal and professional fees in the 2016 period.
•	Operating expenses included non-cash charges totaling $9.6 million for the impairment of intangible assets for the excess of book value over the computed fair value of those assets as of December 31, 2016. The impaired assets were recorded in connection with acquisitions of predecessor companies in 2011 and 2012.

Full-Year 2016 Financial Highlights

•	R&D expenses for 2016 were $5.7 million compared to $4.0 million for 2015. The increase of $1.7 million was primarily related to increased personnel costs, the acquisition of Novolytics intellectual property assets and increased clinical expenses. R&D expenses were offset by $0.9 million in tax rebates from the Australian government for qualified R&D expenditures in 2016 compared to $0.5 million in 2015.
•	G&A expenses for 2016 were $8.4 million compared to $6.7 million in 2015. The $1.7 million increase was primarily attributable to higher stock-based compensation expenses, partially offset by a reduction of professional and consulting expenses.
•	Net cash used in operating activities for 2016 was $10.6 million compared to $9.8 million for 2015.
•	Cash and cash equivalents as of December 31, 2016 totaled $5.7 million.
•	As of December 31, 2016, there were 16.5 million shares of common stock outstanding.
•	The audit opinion included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 contains a going concern explanatory paragraph. The Company is exploring multiple financing options.
•	AmpliPhi Biosciences will not be conducting a conference call in conjunction with this financial release.

About Bacteriophages

Bacteriophages, or more simply “phages,” are the natural predators of bacteria and are the most abundant life form on earth. Over eons, phages have evolved an incredible diversity of specialist strains that typically prey upon just one strain of bacteria, enabling phage therapies to precisely target pathogenic bacteria while sparing the beneficial microbiota. Phages can infect and kill bacteria, whether they are antibiotic-resistant or not, and even when they have formed protective biofilms.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation is a biotechnology company pioneering the development and commercialization of therapies for antibiotic-resistant infections using bacteriophage-based technology. AmpliPhi's product development programs target infections that are often resistant to some or all existing antibiotic treatments. AmpliPhi has reported final results from two Phase 1 clinical trials of AB-SA01, one for the treatment of S. aureus in chronic rhinosinusitis patients and one to evaluate the safety of AB-SA01 when administered topically to the intact skin of healthy adults. AmpliPhi is also developing bacteriophage therapeutics targeting P. aeruginosa and C. difficile in collaboration with a number of leading research organizations. For more information visit www.ampliphibio.com.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about the potential use of bacteriophages to treat bacterial infections, including infections that do not respond to antibiotics, the potential benefits of phage therapy, and AmpliPhi’s development of bacteriophage-based therapies. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in these forward-looking statements are risks and uncertainties associated with AmpliPhi’s business and financial condition and the other risks and uncertainties described in AmpliPhi’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

At the Company:

Matthew Dansey

AmpliPhi Biosciences

(858) 800-4869

md@ampliphibio.com

Investor Relations:

Jody Cain

LHA

(310) 691-7100

jcain@lhai.com

Tables to Follow

AmpliPhi Biosciences Corporation

Condensed Consolidated Balance Sheets

	December 31, 2016	December 31, 2015

Assets
Cash and cash equivalents	$5,711,000	$9,370,000
Accounts receivable, prepaids and other assets	644,000	646,000
Total current assets	6,355,000	10,016,000
Property and equipment, net	1,072,000	1,131,000
Intangible assets, net	10,768,000	20,346,000
Total assets	$18,195,000	$31,493,000

Liabilities, Series B redeemable convertible preferred stock and stockholders’ equity
Total current liabilities	$3,580,000	$2,385,000
Derivative liabilities	2,443,000	1,499,000
Deferred tax liability	2,449,000	3,005,000
Total liabilities	8,472,000	6,889,000

Series B redeemable convertible preferred stock	-	11,890,000

Stockholders’ equity	9,723,000	12,714,000
Total liabilities, Series B redeemable convertible preferred stock and stockholders’ equity	$18,195,000	$31,493,000

AmpliPhi Biosciences Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$22,000	$128,000	$260,000	$475,000
Operating expenses:
Research and development	802,000	1,215,000	5,678,000	3,992,000
General and administrative	1,537,000	1,853,000	8,413,000	6,710,000
Impairment charges	9,547,000		9,547,000	-
Total operating expenses	11,886,000	3,068,000	23,638,000	10,702,000
Loss from operations	(11,864,000)	(2,940,000)	(23,378,000)	(10,227,000)
Other income (expense):
Change in fair value of derivative liabilities	1,791,000	636,000	4,538,000	9,940,000
Other income (expense)	17,000	-	(554,000)	(302,000)
Total other income	1,808,000	636,000	3,984,000	9,638,000
Loss before income taxes	(10,056,000)	(2,304,000)	(19,394,000)	(589,000)
Income tax benefit	556,000	73,000	556,000	73,000
Net loss	(9,500,000)	(2,231,000)	(18,838,000)	(516,000)
Excess of fair value of consideration transferred on conversion of Series B Preferred Stock	-	-	(3,580,000)	-
Accretion of Series B redeemable convertible preferred stock	-	(949,000)	(1,858,000)	(10,278,000)
Net loss attributable to common stockholders	$(9,500,000)	$(3,180,000)	$(24,276,000)	$(10,794,000)
Per share information:
Net loss per share of common stock - basic	$(0.70)	$(0.54)	$(2.47)	$(1.99)
Weighted average number of shares of common stock outstanding - basic	13,537,668	5,886,903	9,838,455	5,411,204
Net loss per share of common stock - diluted	$(0.76)	$(0.54)	$(2.47)	$(1.99)
Weighted average number of shares of common stock outstanding - diluted	14,056,085	5,886,903	9,838,455	5,411,204

AmpliPhi Biosciences Corporation

Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended December 31,
	2016	2015

Operating activities:
Net loss	$(18,838,000)	$(516,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Impairment charges	9,547,000	-
Change in fair value of derivative and warrant liabilities	(4,538,000)	(9,940,000)
Costs related to equity offerings	773,000	213,000
Depreciation and amortization	369,000	330,000
Stock-based compensation	1,995,000	483,000
Deferred income taxes	(556,000)	(73,000)
Other	(11,000)	(120,000)
Changes in operating assets and liabilities, net	670,000	(158,000)
Net cash used in operating activities	(10,589,000)	(9,781,000)
Investing activities:
Purchases of property and equipment	(279,000)	(210,000)
Net cash used in investing activities	(279,000)	(210,000)
Financing activities:
Proceeds from issuance of common stock, net	7,566,000	12,384,000
Other financing activities, net	(357,000)	396,000
Net cash provided by financing activities	7,209,000	12,780,000
Net (decrease) increase in cash and cash equivalents	(3,659,000)	2,789,000
Cash and cash equivalents, beginning of period	9,370,000	6,581,000
Cash and cash equivalents, end of period	$5,711,000	$9,370,000

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